FOR RELEASE:	CONTACT:
Date October 28, 2013	Gerry Gould, VP-Investor Relations
Time 6:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 2nd Quarter Fiscal 2014 Revenue Up 8%; Adjusted Operating Margin Up 260 Basis Points; and $0.66 Adjusted EPS Up 24%
BRAINTREE, Mass., Oct. 28, 2013 - Haemonetics Corporation (NYSE: HAE) today reported second quarter fiscal 2014 net revenue of $235.8 million, up 8%, GAAP net income of $16.5 million and earnings per share of $0.32.  Adjusted net income, exclusive of transformation, integration and deal amortization expenses detailed below, was $34.4 million, up 24%, and adjusted earnings per share were $0.66, up 24%.  Excluding currency impact, net revenue was up 11% in the quarter.1  The Company's base revenue, exclusive of the recently-acquired whole blood business, declined 1% in the second quarter and increased 2% on a constant currency basis.
Brian Concannon, Haemonetics' President and CEO, commented:  "This quarter's revenue performance included a 12% increase in identified growth drivers representing over half our base revenue, offset by continued evidence of a weak U.S. market being driven by improved blood management practices.  Our focus on productivity and expense management drove solid profitability gains.  We are making excellent progress advancing our Value Creation & Capture initiatives, providing us the necessary flexibility to compete in this new environment."

STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS
Haemonetics cited the following highlights in its second fiscal 2014 quarter:

•	8% total revenue growth

•	12% organic growth in identified growth drivers

◦	10% growth in plasma disposables revenue

◦	15% growth in diagnostics disposables revenue

◦	28% organic growth in China disposables revenue

◦	18% organic growth in Russia disposables revenue

•	$47 million of revenue from the acquired whole blood business

•	Improvement of 120 basis points in adjusted gross margin

•	Improvement of 260 basis points in adjusted operating margin

REVENUE BREAKDOWN
Plasma
Plasma disposables revenue was $75.7 million for the quarter, up $7.1 million or 10% overall and up 13% in constant currency, fueled by North America disposables growth of 14%.  In addition, a recent change to a direct business model in Australia and New Zealand led to $1.7 million of increased revenue as compared with the second quarter a year ago.

Blood Center
Platelet disposables revenue was $39.9 million, down $3.3 million or 8%, due to continued weakness in currency and reductions in distributor inventory levels.  On a constant currency basis, platelet revenue declined 5% despite 25% growth in China.
Red cell disposables revenue was $10.2 million for the quarter, down $1.7 million or 14% below the prior year quarter, attributable principally to continued weakness in U.S. blood collections.
Whole blood revenue was $47.3 million in the second quarter.  In the prior year quarter, revenue was $28.6 million for the two months of the quarter following the acquisition.  Whole blood revenue was lower than in the first quarter fiscal 2014 due to normal seasonality, the impact of the previously announced loss of a European tender, and the weakening U.S. collection market.

Hospital
Surgical disposables revenue was $16.4 million for the quarter, down $2.5 million or 13%, and down 9% on a constant currency basis.  Revenue was negatively impacted in Europe and Japan by the return to the market of a competitor whose production operations were limited by a natural disaster in the prior year.  Additionally, protocol changes resulting from patient blood management advances continued to mute demand.
Disposables revenue from the OrthoPAT® orthopedic perioperative autotransfusion system was $6.3 million for the quarter, down $1.4 million or 18%.  Recent market trends toward the adoption of tranexamic acid to treat and prevent post-operative blood loss continued to lessen hospital use of OrthoPAT disposables.
Diagnostics revenue was $8.0 million for the quarter, up $1.0 million or 15%.  On the strength of a TEG® Thromboelastograph® Hemostasis Analyzer installed base that is up 22% from a year ago, prospects for near term future disposables revenue growth continue to be robust.

Software and Equipment
Software Solutions revenue was $17.1 million for the quarter, down $0.9 million or 5%.  The pipeline of BloodTrack® and other blood management software opportunities is robust and expected to drive revenue growth in the back half of the year.
Equipment and other revenue was $14.9 million for the quarter, up $0.6 million or 4%.  Equipment revenue is influenced by the timing of tenders and capital budgets.

Geographic
Haemonetics reported second quarter organic revenue growth of 4% in North America and 26% in Asia Pacific, with declines of 9% in Europe and 16% in Japan.  Growth in North America was driven by strength in the Plasma business and growth in Asia Pacific was attributable to the change to a direct business model in Australia and New Zealand, as well as strength in China and other emerging markets.  The decline in Europe was due primarily to the aggressive return of the surgical competitor to the market.  Weakness in the Yen exchange rate contributed 9% of the 16% decline in second quarter Japan revenue.

OPERATING RESULTS
Adjusted gross profit was $123.4 million, up $11.8 million or 11% in the quarter.  Adjusted gross margin was 52.3%, up 120 basis points.  Gross margin improvement in the base business, driven by productivity programs yielding cost efficiencies, more than offset the impact of revenue mix toward lower margin whole blood and plasma disposables.
Adjusted operating expenses were $74.4 million in the quarter, up $2.5 million or 4%.  Operating expense increases included a full quarter of the whole blood business. Additionally, planned investments were made in emerging markets and R&D to continue to drive anticipated revenue growth.  Ongoing spending discipline and variable compensation reductions offset investments, leaving operating expenses at 31.5% of revenue. Increased R&D spending planned for the second half of fiscal 2014 is vital to the introduction of planned new products and, accordingly, operating expenses are expected to increase in the back half of the fiscal year.
Adjusted operating income was $49.0 million in the second quarter, up $9.3 million or 23%, and included a full quarter's whole blood profits.  Adjusted operating margin was 20.8%, up 260 basis points.  Productivity gains and operating expense management resulted in improved operating margin.  However, the Company expects to increase spending for key research and development projects in the second half of fiscal 2014, resulting in an adjusted operating margin of approximately 19% for the full fiscal year.
The income tax rate was 26.2% compared with 27.6% in the prior year second quarter, reflecting the ongoing implementation of a global tax strategy.  Interest expense on loans was $2.5 million in the quarter.

VALUE CREATION & CAPTURE ACTIVITIES
Haemonetics indicated that the integration of its whole blood business, acquired in August 2012, was substantially completed in the second quarter, ahead of its original schedule.  Plans to pursue identified Value Creation &

Capture ("VCC") opportunities, including transformation of the Company's manufacturing footprint, are progressing according to schedule and expected to deliver benefits previously indicated.  Such benefits include substantial savings, beginning in fiscal 2015 with $21 million, and ramping up to approximately $40-$45 million of annual cost savings by fiscal 2018.  There is no net impact expected in fiscal 2014 as redundant capacity designed to mitigate the risk of the technology transfers will offset savings.

FISCAL 2014 GUIDANCE
Plasma collections are strong and the Company continues to expect 7-9% growth in Plasma disposables in fiscal 2014.
Blood center revenue in the U.S. continues to be pressured by diminishing red cell demand, as hospitals focus on improving blood management and decreasing the frequency of allogeneic transfusions.  Available data indicates that transfusion reductions previously expected to occur over the next 5-10 years are now anticipated to accelerate in less than two years.
Specifically, best demonstrated practices globally indicate that average red cell transfusions are likely to decline from the current level of about 40 transfusions per 1,000 in the U.S. population to a new level of approximately 33 transfusions per 1,000 by the end of fiscal year 2015.  This means that blood collections in the U.S. are now expected to decline by about 8% in each of fiscal years 2014 and 2015.
The Company now expects blood center revenue to decline 5-8% on an organic basis.  Hospital products are still expected to grow 0-3%, but in light of first half results and an expected continued weak market for OrthoPAT disposables, there is a bias toward the lower end of that range.  Software Solutions is still expected to grow 5-7%.
Overall fiscal 2014 organic revenue is expected to grow 2-4% in constant currency and 0-2% on a reported basis, which includes the impact of Yen weakness upon expected Japanese revenue.  Whole blood revenue is expected to be approximately $190 million for fiscal 2014, reflecting an expectation for reduced collections in the near term.  Thus, total revenue growth is estimated in the range of 5-7%.
Adjusted gross margin is expected to approximate 52%.  Acquisition related amortization is expected to approximate $27 million or $0.37 per share, and is excluded from adjusted operating income and adjusted earnings per share.
Adjusted operating income of $175-$180 million is expected in fiscal 2014 driving an operating margin of approximately 19%, up approximately 200 basis points over fiscal 2013.  Income taxes are expected to approximate 26% of pre-tax adjusted income.
Adjusted earnings per share, excluding acquisition related amortization, are reaffirmed in the previously-provided range of $2.30 to $2.40, up approximately 15-20% over fiscal 2013 presented on a consistent basis.  Cost efficiencies and expense management are expected to offset the impact of lower volume, unfavorable mix and increased R&D spending throughout the fiscal year.
Mr. Concannon added:  "Patient blood management programs are being adopted by U.S. hospitals at a greatly accelerated pace.  This rapid adoption and the downstream effect on blood collections demonstrate clearly the new environment in the U.S. blood center market, an environment characterized by intensifying competitive pressure that will demand change.  This bodes well for our suite of blood management products and services which provide our customers with competitive advantages.
"We remain confident in our business fundamentals, our opportunities to drive meaningful growth, and our strong cash generating business model to realize planned returns on the investments we are making."
Fiscal 2014 free cash flow is expected to approximate $120 million before funding restructuring and capital investment for transformation activities.  The Company anticipates investing approximately $109 million of free cash flow to fund $37 million of additional capital expenditures and $72 million of cash transformation expenditures associated with its VCC initiatives in fiscal 2014.  Additionally, the Company repaid $20 million of outstanding debt in the second quarter and anticipates $17 million will be utilized for scheduled repayments in the second half of fiscal 2014.
In total $82 million, comprised of the $72 million of cash transformation expenditures plus up to $10 million of non-cash asset write-offs associated with planned plant closures, will be excluded from adjusted earnings in fiscal 2014.  More information on fiscal year 2014 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

ADJUSTMENTS TO SECOND QUARTER REPORTED EARNINGS
In total $19 million of charges, comprised of the $16 million of VCC transformation and $3 million of integration activities, were excluded from adjusted earnings in the second quarter of fiscal 2014.  Approximately 31% of such charges established reserves that did not require the current disbursement of cash.  The Company excluded $23.7 million of pre-tax restructuring, transformation and transaction costs from adjusted earnings in the second quarter of fiscal 2013.
The Company excludes acquisition related amortization expenses from its adjusted earnings and EPS, beginning in fiscal 2014, and prior period amounts have been conformed to permit comparison.  Excluded from second quarter adjusted earnings were $6.9 million in fiscal 2014 and $6.1 million in fiscal 2013, or $0.09 and $0.08 per share, respectively.
On a year-to-date basis, $13.6 million in fiscal 2014 and $8.8 million in fiscal 2013, or $0.18 and $0.12 per share, respectively, of such costs were excluded.

BALANCE SHEET AND CASH FLOW
Cash on hand was $159 million, a decrease of $7 million during the second quarter.  The Company reported first half fiscal 2014 free cash flow, before transformation and integration costs, of $49 million, an increased level over the prior year due to increases in adjusted earnings and capital expenditure management.  During the first half, the Company utilized $23 million of cash to complete the acquisition of Hemerus Medical and $20 million to repay debt.

CONFERENCE CALL
Haemonetics will host a webcast to discuss the first quarter results on Monday, October 28, 2013 at 8:00 am Eastern time.  Interested parties can participate at:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72118&eventID=5029732.

ABOUT HAEMONETICS
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers.  Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world.  Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services.  To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.
Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict.  Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for the Second Quarter of FY14 and FY13

	9/28/2013	9/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$235,755	$218,178	8.1%
Gross profit	119,884	101,762	17.8%

R&D	14,946	10,827	38.0%
S,G&A	81,508	81,034	0.6%
Operating expenses	96,454	91,861	5.0%

Operating income	23,430	9,901	136.6%

Other expense, net	(2,542)	(1,311)	93.9%

Income before taxes	20,888	8,590	143.2%

Tax expense	4,340	2,043	112.4%

Net income	$16,548	$6,547	152.8%

Net income per common share assuming dilution	$0.32	$0.13	146.2%

Weighted average number of shares:
Basic	51,492	51,420
Diluted	52,361	52,314

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	50.9%	46.6%	4.3%
R&D	6.3%	5.0%	1.3%
S,G&A	34.6%	37.1%	(2.5)%
Operating income	9.9%	4.5%	5.4%
Income before taxes	8.9%	3.9%	5.0%
Net income	7.0%	3.0%	4.0%

Haemonetics Corporation Financial Summary
(Unaudited data in thousands, except per share data)
Consolidated Statements of Income for Year-to-Date FY14 and FY13

	9/28/2013	9/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Net revenues	$455,297	$394,653	15.4%
Gross profit	231,295	191,875	20.5%

R&D	26,155	20,235	29.3%
S,G&A	188,318	148,659	26.7%
Operating expenses	214,473	168,894	27.0%

Operating income	16,822	22,981	(26.8)%

Other expense, net	(5,183)	(975)	n/m

Income before taxes	11,639	22,006	(47.1)%

Tax expense	2,965	5,671	(47.7)%

Net income	$8,674	$16,335	(46.9)%

Net income per common share assuming dilution	$0.17	$0.31	(45.2)%

Weighted average number of shares:
Basic	51,360	51,192
Diluted	52,200	52,088

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	50.8%	48.6%	2.2%
R&D	5.7%	5.1%	0.6%
S,G&A	41.4%	37.7%	3.7%
Operating income	3.7%	5.8%	(2.1)%
Income before taxes	2.6%	5.6%	(3.0)%
Net income	1.9%	4.1%	(2.2)%

Revenue Analysis for the Second Quarter FY14 and FY13
(Unaudited data in thousands)

	Three Months Ended
	9/28/2013	9/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$125,662	$113,015	11.2%
International	110,093	105,163	4.7%
Net revenues	$235,755	$218,178	8.1%

Disposable revenues

Plasma disposables	$75,734	$68,677	10.3%

Blood center disposables
Platelet	39,884	43,198	(7.7)%
Red cell	10,221	11,918	(14.2)%
Whole blood	47,283	28,620	65.2%
	97,388	83,736	16.3%
Hospital disposables
Surgical	16,351	18,804	(13.0)%
OrthoPAT	6,262	7,645	(18.1)%
Diagnostics	7,985	6,937	15.1%
	30,598	33,386	(8.4)%

Total disposables revenues	203,720	185,799	9.6%

Software solutions	17,120	18,043	(5.1)%
Equipment & other	14,915	14,336	4.0%
Net revenues	$235,755	$218,178	8.1%

Revenue Analysis for Year-to-Date FY14 and FY13
(Unaudited data in thousands)

	Six Months Ended
	9/28/2013	9/29/2012	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
Revenues by geography
United States	$247,807	$200,922	23.3%
International	207,490	193,731	7.1%
Net revenues	$455,297	$394,653	15.4%

Disposable revenues

Plasma disposables	$141,070	$132,555	6.4%

Blood center disposables
Platelet	74,330	80,440	(7.6)%
Red cell	20,229	23,986	(15.7)%
Whole blood	98,537	28,620	244.3%
	193,096	133,046	45.1%
Hospital disposables
Surgical	32,441	37,064	(12.5)%
OrthoPAT	12,581	15,186	(17.2)%
Diagnostics	15,579	13,436	15.9%
	60,601	65,686	(7.7)%

Total disposables revenues	394,767	331,287	19.2%

Software solutions	33,866	35,347	(4.2)%
Equipment & other	26,664	28,019	(4.8)%
Net revenues	$455,297	$394,653	15.4%

Consolidated Balance Sheets
(Data in thousands)

	As of
	9/28/2013	3/30/2013
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$159,148	$179,120
Accounts receivable, net	162,084	170,111
Inventories, net	205,251	183,784
Other current assets	64,944	63,995
Total current assets	591,427	597,010
Property, plant & equipment, net	258,267	256,953
Other assets	633,898	607,954

Total assets	$1,483,592	$1,461,917

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$43,687	$23,150
Other current liabilities	153,847	156,994
Total current liabilities	197,534	180,144
Long-term debt	420,711	456,944
Other long-term liabilities	68,874	55,647
Stockholders' equity	796,473	769,182

Total liabilities & stockholders' equity	$1,483,592	$1,461,917

Free Cash Flow Reconciliation
(Unaudited data in thousands)

	Three Months Ended
	9/28/2013	9/29/2012

GAAP cash flow from operations	$29,360	$33,014

Capital expenditure	(15,110)	(25,991)
Proceeds from sale of property, plant & equipment	73	103
Net investment in property, plant & equipment	(15,037)	(25,888)

Free cash flow after restructuring and transformation costs	14,323	7,126

Restructuring and transformation costs	19,357	11,541
Capital expenditures on VCC initiatives	1,286	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$34,966	$18,667

	Six Months Ended
	9/28/2013	9/29/2012

GAAP cash flow from operations	$42,762	$33,567

Capital expenditures	(28,202)	(34,432)
Proceeds from sale of property, plant & equipment	642	355
Net investment in property, plant & equipment	(27,560)	(34,077)

Free cash flow after restructuring and transformation costs	15,202	(510)

Restructuring and transformation costs	31,505	22,286
Capital expenditures on VCC initiatives	1,845	—

Free cash flow before restructuring, transformation costs and VCC capital expenditures	$48,552	$21,776

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures.
In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

•
Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

•
Whole Blood Acquisition: restructuring, integration and other transformation costs, certain cost of goods sold adjustments and transaction costs related to the August 1, 2012 acquisition of Pall's Transfusion Medicine Business.

•
In Process Research and Development: charges incurred in the three months ended September 28, 2013 related to the acquisition of certain technology and manufacturing rights to be used in a next generation device

Restructuring and transformation costs also include costs related to activities launched prior to the VCC initiative designed to align our cost structure with strategic and operational priorities. Costs incurred under these programs are reflected in "Productivity and operational initiatives" within the tables below.
Beginning in fiscal 2014, we are reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs. Fiscal 2013 adjusted results have been conformed for this presentation.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the Second Quarter of FY14 and FY13
(Unaudited data in thousands)
	Three Months Ended
	9/28/2013	9/29/2012
Non-GAAP gross profit
GAAP gross profit	$119,884	$101,762
Restructuring and transformation costs	3,497	9,788
Non-GAAP gross profit	$123,381	$111,550

Non-GAAP R&D
GAAP R&D	$14,946	$10,827
Restructuring and transformation costs	(4,358)	(1,592)
Non-GAAP R&D	$10,588	$9,235

Non-GAAP S,G&A
GAAP S,G&A	$81,508	$81,034
Restructuring and transformation costs	(10,828)	(12,287)
Deal amortization	(6,893)	(6,142)
Non-GAAP S,G&A	$63,787	$62,605

Non-GAAP operating expenses
GAAP operating expenses	$96,454	$91,861
Restructuring and transformation costs	(15,186)	(13,879)
Deal amortization	(6,893)	(6,142)
Non-GAAP operating expenses	$74,375	$71,840

Non-GAAP operating income
GAAP operating income	$23,430	$9,901
Restructuring and transformation costs	18,683	23,667
Deal amortization	6,893	6,142
Non-GAAP operating income	$49,006	$39,710

Non-GAAP other expense/(income)
GAAP other expense/(income)	$2,542	$1,311
Restructuring and transformation costs	(189)	—
Non-GAAP other expense/(income)	$2,353	$1,311

Non-GAAP income before taxes
GAAP income before taxes	$20,888	$8,590
Restructuring and transformation costs	18,872	23,667
Deal amortization	6,893	6,142
Non-GAAP income before taxes	$46,653	$38,399

Non-GAAP net income
GAAP net income	$16,548	$6,547
Restructuring and transformation costs	18,872	23,667
Deal amortization	6,893	6,142
Tax benefit associated with non-GAAP adjustments	(7,892)	(8,555)
Non-GAAP net income	$34,421	$27,801

Non-GAAP net income per common share assuming dilution
GAAP net income per common share	$0.32	$0.13
Non-GAAP items after tax per common share assuming dilution	$0.34	$0.40
Non-GAAP net income per common share assuming dilution	$0.66	$0.53

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	9/28/2013	9/29/2012
Non-GAAP revenues
GAAP revenue	$235,755	$218,178
Foreign currency effects	(11,215)	(14,983)
Non-GAAP revenue - constant currency	$224,540	$203,195

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$34,421	$27,801
Foreign currency effects	(5,373)	(6,880)
Income tax associated with foreign currency effects	1,409	1,899
Non-GAAP net income - constant currency	$30,457	$22,820

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.66	$0.53
Foreign currency effects after tax per common share assuming dilution	$(0.08)	$(0.10)
Non-GAAP net income per common share assuming dilution - constant currency	$0.58	$0.43

Reconciliation of Non-GAAP Measures for FY14 and FY13
(Unaudited data in thousands)
	Six Months Ended
	9/28/2013	9/29/2012
Non-GAAP gross profit
GAAP gross profit	$231,295	$191,875
Restructuring and transformation costs	5,600	9,788
Non-GAAP gross profit	$236,895	$201,663

Non-GAAP R&D
GAAP R&D	$26,155	$20,235
Restructuring and transformation costs	(5,303)	(2,134)
Non-GAAP R&D	$20,852	$18,101

Non-GAAP S,G&A
GAAP S,G&A	$188,318	$148,659
Restructuring and transformation costs	(41,176)	(18,183)
Deal amortization	(13,612)	(8,806)
Non-GAAP S,G&A	$133,530	$121,670

Non-GAAP operating expenses
GAAP operating expenses	$214,473	$168,894
Restructuring and transformation costs	(46,479)	(20,317)
Deal amortization	(13,612)	(8,806)
Non-GAAP operating expenses	$154,382	$139,771

Non-GAAP operating income
GAAP operating income	$16,822	$22,981
Restructuring and transformation costs	52,079	30,105
Deal amortization	13,612	8,806
Non-GAAP operating income	$82,513	$61,892

Non-GAAP other expense/(income)
GAAP other expense/(income)	$5,183	$975
Restructuring and transformation costs	(310)	—
Non-GAAP other expense/(income)	$4,873	$975

Non-GAAP income before taxes
GAAP income before taxes	$11,639	$22,006
Restructuring and transformation costs	52,389	30,105
Deal amortization	13,612	8,806
Non-GAAP income before taxes	$77,640	$60,917

Non-GAAP net income
GAAP net income	$8,674	$16,335
Restructuring and transformation costs	52,389	30,105
Deal amortization	13,612	8,806
Tax benefit associated with non-GAAP adjustments	(16,515)	(11,188)
Non-GAAP net income	$58,160	$44,058

Non-GAAP net income per common share assuming dilution
GAAP net income per common share	$0.17	$0.31
Non-GAAP items after tax per common share assuming dilution	$0.94	$0.54
Non-GAAP net income per common share assuming dilution	$1.11	$0.85

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Six Months Ended
	9/28/2013	9/29/2012
Non-GAAP revenues
GAAP revenue	$455,297	$394,653
Foreign currency effects	(20,389)	(27,800)
Non-GAAP revenue - constant currency	$434,908	$366,853

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$58,160	$44,058
Foreign currency effects	(10,569)	(11,519)
Income tax associated with foreign currency effects	2,652	3,187
Non-GAAP net income - constant currency	$50,243	$35,726

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$1.11	$0.85
Foreign currency effects after tax per common share assuming dilution	$(0.15)	$(0.16)
Non-GAAP net income per common share assuming dilution - constant currency	$0.96	$0.69

Restructuring, Transformation and Other Costs (Unaudited data in thousands) GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	9/28/2013	9/29/2012
Manufacturing network optimization	$5,708	$—
Commercial excellence initiatives	2,008	—
Productivity and operational initiatives	462	2,365
Accelerated depreciation, asset write-down and other	2,912	—
Whole blood acquisition and integration	3,256	21,302
In process research and development	3,976	—
Market-based stock compensation	550	—
Total restructuring, transformation and other costs	$18,872	$23,667

	Six Months Ended
	9/28/2013	9/29/2012
Manufacturing network optimization	$27,893	$—
Commercial excellence initiatives	4,165	—
Productivity and operational initiatives	1,113	2,924
Accelerated depreciation, asset write-down and other	4,458	—
Whole blood acquisition and integration	10,234	27,181
In process research and development	3,976	—
Market-based stock compensation	550	—
Total restructuring, transformation and other costs	$52,389	$30,105

Deal Amortization (Unaudited data in thousands) GAAP results include the following item which is excluded from adjusted results.
	Three Months Ended
	9/28/2013	9/29/2012
Deal amortization	$6,893	$6,142

	Six Months Ended
	9/28/2013	9/29/2012
Deal amortization	$13,612	$8,806

Beginning in fiscal 2014, we are reporting adjusted earnings before deal amortization. Fiscal 2013 has been adjusted to conform with this presentation.